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                          WITHDRAWAL CHARGE ENDORSEMENT


PART 9, WITHDRAWAL PROVISIONS, PARTIAL WITHDRAWAL and WITHDRAWAL CHARGE, of all contracts beginning with form numbers VEN10 and VISION.001 to which this endorsement is attached are amended as follows:

PARTIAL WITHDRAWAL        The second paragraph is deleted.

WITHDRAWAL CHARGE         This section is replaced in its entirety, as follows:

                          If a withdrawal is made from the Contract before the Maturity Date, no withdrawal charge will be assessed against Payments.


Endorsed on the Date of Issue of this Contract.

NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

/s/ RICHARD HIRTLE

Vice-President





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